Exhibit 99.1

For Immediate Release

Broadwing Communications To Expand Its Reach

with the Addition of Focal Communications

Corvis Corporation, Parent Company, Closes Acquisition of Chicago-based CLEC

Broadwing To Add 4,000 Enterprise and Wholesale Customers in 23 Tier-One U.S. Markets

Combined Network To Expand Reach into Major Metropolitan Areas

Local Exchange Voice Added to Robust Portfolio of Voice, Data and Video Services

COLUMBIA, MD (September 2, 2004) - Corvis Corporation (NASDAQ: CORV), parent company of Broadwing Communications, LLC, today announced the closing of its acquisition of Focal Communications Corporation, a Chicago-based competitive local exchange carrier. The acquisition will expand the company’s customer base, network reach, and portfolio of voice, data and video network services.

With the close of the Focal acquisition, Broadwing will gain approximately 4,000 enterprise and wholesale customers in 23 Tier-One markets throughout the United States. Focal brings to Broadwing a non-overlapping, service-complementary and revenue-generating local access network with a state-of-the-art switching infrastructure and network operations center, in addition to metropolitan fiber in nine major markets.

“Focal is a high quality company with a strong service portfolio that fits nicely into our strategic growth plan, expanding the market opportunities and revenue stream for Broadwing,” said Dr. David Huber, Corvis chairman and chief executive officer. “We are moving quickly to complete the integration of employees, assets and systems in order to maximize synergies resulting from the Focal acquisition.”

The Company said that the cost savings from executing on expected synergies are anticipated to be in the range of $20 million to $30 million dollars, net of integration costs, over the next 12 to 18 months.

“Our customers will be major beneficiaries of the acquisition,” said Dr. Huber. “Broadwing and Focal already share corporate cultures that advocate innovation, flexibility and the highest quality customer service — a philosophy that we believe stands in stark contrast to the service attitude of our legacy competitors.”

“Additionally, we are leveraging the core competencies of both companies, combining Broadwing’s best-of-breed data products with Focal’s quality local voice services, to offer customers a single supplier for the strongest suite of voice, data and video services in the industry, all with unparalleled customer service. Our goal is to be the network supplier of choice for enterprise, strategic service provider, mid-market and government customers,” Dr. Huber continued.

The company stated that it is capitalizing on a number of cross-selling opportunities and continues to carefully analyze potential new initiatives. Focal, for example, is a significant provider of PRIs for Voice over Internet Protocol (VoIP) services, an asset that is expected to facilitate the deployment of Broadwing’s new VoIP services later this year. The company also said it expects to announce the launch of the first combined Focal/Broadwing product in the near future.

After regulatory requirements have been satisfied and all regulatory approvals have been received, anticipated to be 60-90 days after the close of the transaction, the combined Broadwing/Focal communications services networking business will operate in the marketplace under the name of Broadwing Communications, LLC.

Corvis acquired Focal for a total consideration of approximately $189 million, comprised of approximately $88 million in equity that was issued to Focal’s existing equity holders and the assumption or payment of approximately $101 million of Focal’s debt and other long-term capital lease obligations. For fiscal 2003, Focal reported approximately $320 million in revenue.

About Corvis

Corvis Corporation and its consolidated subsidiary, Broadwing Communications, LLC, deliver innovative optical networking solutions that deliver voice, video and data solutions rapidly, flexibly and at what we believe to be the lowest total cost in the industry.

Broadwing Communications is an innovative provider of data, voice and video solutions to enterprise, strategic service provider, mid-market and government customers. Enabled by its one-of-a-kind, all-optical network and award-winning IP backbone, Broadwing offers a full suite of the highest quality communications products and services, with unparalleled customer focus and speed.

Corvis also provides service providers and government agencies with scalable optical networking equipment that dramatically reduces the overall expenses associated with building and operating networks.

Corvis and its logo and Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC and/or Corvis Corporation. All trademarks and service marks not belonging to Corvis or Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Corvis Corporation that are not statements of historical fact may include forward-looking statements, and statements regarding Corvis Corporation’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Corvis Corporation’s actual results could differ materially from these statements.

Corvis Contact:

Andrew G. Backman

Vice President, Investor and Public Relations

Phone: (512) 742-4800

Fax: (512) 742-4119

investorinformation@corvis.com

###